Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Restaurant Brands International Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Restaurant Brands International Inc. of our report dated February 21, 2014, with respect to the consolidated balance sheets of Burger King Worldwide, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013.

/s/ KPMG LLP

Miami, Florida

December 15, 2014

Certified Public Accountants